Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Carolyn Gay Vice President, Financial Accounting Officer Intermountain Community Bancorp (509)944-3888 carolyng@panhandlebank.com
INTERMOUNTAIN COMMUNITY BANCORP (IMCB) ANNOUNCE
RECORD FISCAL YEAR-END
AND FOURTH QUARTER GROWTH AND EARNINGS
Net Income Posted Increase of 72.2%
Sandpoint, Idaho — (BUSINESS WIRE) — February 15, 2006 – Intermountain Community Bank (OTCBB – IMCB.OB), the largest locally owned state bank in Idaho, announced today continued record performance for the year ending December 31, 2005. Net income was $7.5 million, up 72.2% over the $4.3 million reported for 2004. In achieving this increase, IMCB experienced strong growth in assets to a record $733.7 million, an increase of 22.7%. Loan balances increased by 32.6% and deposit balances increased by 19.3%. Earnings per fully diluted share increased by 48.7% to $1.19 cents per share for the year ended December 31, 2005.
“I am pleased to report that 2005 was a momentous year for Intermountain Community Bancorp as we entered promising new markets, increased net income significantly, experienced strong organic growth and successfully raised $12.0 million in new capital. Thanks to our employees working together we have increased shareholder value, customer loyalty, and community goodwill to increasingly higher levels,” commented Curt Hecker, President and CEO of Intermountain Community Bancorp. “Our employee’s collective energy, experience and passion have created the momentum that has allowed IMCB to enhance our competitive advantage in the community bank market space. The result has produced another outstanding year of profit, growth and market performance.”
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Year 2005 Highlights:
•	Net income for the year ended December 31, 2005 totaled $7.5 million, a 72.2% increase over last year
•	Total assets increased 22.7% over last year end to a record $733.7 million
•	Book value per share increased 24.5% over last year end to $9.77 per share
•	Loan balances increased by 32.6% over last year end
•	Deposit balances increased by 19.3% over last year end
•	2005 fully diluted earnings per share increased to $1.19, a 48.7% increase compared to fiscal year ended 2004
•	IMCB successfully completed $12.0 million common stock offering in December 2005
•	IMCB entered the eastern Washington marketplace with the opening of a Spokane Valley branch in June 2005
•	3-for-2 common stock split, effective March 10, 2005
Fourth Quarter 2005 Highlights
•	Net income for the quarter ended December 31, 2005 increased by 117.9% to $2.4 million compared to the same period last year
•	Net interest income after loan loss provision increased 68.6% to $9.0 million compared to the same period last year
•	Total equity increased 28.2% to $64.3 million compared to the preceding quarter. This included the common stock sold in the December stock offering
•	Book value per share increased 14.0% to $9.77 per share, compared to the quarter ended September 30, 2005, primarily due to the completion of the common stock offering in December 2005
Key Financial Results ($ in thousands, except per share data):

Balance Sheet	Dec 31, 2005	Dec 31, 2004	Actual Change	% Change

Loans Receivable, net	$555,036	$418,660	$136,376	32.6%

Allowance for Loan Loss	$8,517	$6,902	$1,615	23.4%

Total Assets	$733,682	$597,680	$136,002	22.7%

Total Deposits	$597,519	$500,923	$96,596	19.3%

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
Income Statement	2005	2004	2005	2004
Net Income	$2,366	$1,086	$7,482	$4,346

Annualized Return on Assets	1.28%	0.80%	1.11%	0.91%

Annualized Return on Equity	16.4%	11.6%	14.8%	13.7%

Basic Earnings Per Share	$0.39	$0.20	$1.28	$0.88

Diluted Earnings Per Share	$0.37	$0.19	$1.19	$0.80

Financial Summary:
Net income for the year ended December 31, 2005 totaled $7.5 million, an improvement of 72.2% over the same period in 2004. Net income for the fourth quarter 2005 totaled $2.4 million, an increase of 117.9% over the same quarter of 2004. Return on average assets and return on average equity for the year ended December 31, 2005 increased to 1.11% and 14.8% compared to 0.91% and 13.7% for the same period one year ago. Return on average assets and return on average equity for the three months ended December 31, 2005 increased to 1.28% and 16.4% compared to 0.80% and 11.6% for the same period one year ago. The bank continued to leverage both strong organic growth and the branches acquired in late 2004 to improve performance, and has also benefited from the increasing interest rate environment.
Net interest income after provision for loan losses rose to $28.7 million for the year ended December 31, 2005, an improvement of $10.5 million, or 57.7% over the same period last year. The company continued to experience consistent growth in earning assets while maintaining a strong net interest margin. The growth in earnings was primarily due to the increase in average earning assets resulting from organic growth as a result of the bank’s internal production efforts. IMCB’s net interest margin increased 51 basis points to 5.01% for the year ended December 31, 2005 compared to 4.50% for the year ended December 31, 2004. The increase resulted from rates on earning assets repricing upwards in a rising interest rate environment faster than deposit rates, resulting in improvement of the bank’s net interest margin. Net interest income after provision for loan losses rose to $9.0 million for the quarter ended December 31, 2005, an increase of $3.7 million, or 68.6% compared to the fourth quarter of 2004.
The provision for losses on loans increased $791,000 for the year ended December 31, 2005 compared to the year ended December 31, 2004. The provision for losses on loans decreased by $441,000 for the quarter ended December 31, 2005 compared to the quarter ended December 31, 2004. Substantial growth in the bank’s loan portfolio resulted in the increase for the year ended December 31, 2005 as the bank increased the dollar level of its allowance for loan losses. The decrease for the quarter ending December 31, 2005 compared to the same period in the prior year is due primarily to a reduction of non-performing loans and a refinement in the calculation of the loan loss reserve for the loan portfolio. The loan loss allowance to total loans ratio was 1.51% for December 31, 2005, compared to 1.62% at December 31, 2004.
Non-interest income for the year ended December 31, 2005 increased 33.7% or $2.4 million over the year ended December 31, 2004. Fees and services charges improved 34.3% or $2.1 million for the year. Non-interest income for the quarter ending December 31, 2005 increased $550,000, or 26.7% over the same period in the prior year. Fees and service charges increased $373,000, or 21.0% for the quarter ending December 31, 2005, compared to the same period in the preceding year. The increase in non-interest income for both periods was driven by account growth, a full-year effect of the branches acquired in November 2004, expanded mortgage banking income, and contract income from the bank’s secured deposit program.

Non-interest expense for the year ended December 31, 2005 increased 40.5%, or $7.6 million compared to the year ended December 31, 2004. The major increase was in the area of personnel expense, which increased $4.8 million, or 45.3% for the year ended December 31, 2005 compared to the same period in the prior year. Non-interest expense for the quarter ended December 31, 2005 increased 31.7%, or $1.9 million compared to the quarter ended December 31, 2004. Increases in staffing and fixed assets to support bank growth and the full-year cost of the branches acquired in November 2004 were the primary contributors to the growth in non-interest expense for both periods.
Earnings per share for the year ended December 31, 2005 totaled $1.28, and on a fully diluted basis, $1.19 per share. This compares to earnings per share of $0.88 and fully diluted earnings per share of $0.80 for the same time period last year. Earnings per share for the quarter ended December 31, 2005 totaled $0.39, and on a fully diluted basis, $0.37 per share. This compares to earnings per share of $0.20 and fully diluted earnings per share of $0.19 for the same time period last year. Basic and fully diluted earnings per share numbers for the year and quarter ending December 31, 2004 have been adjusted for the 3-for-2 stock split which was effective in March 2005.
As of December 31, 2005, assets totaled $733.7 million, an increase of $136.0 million, or 22.7% over December 31, 2004 and an increase of $2.9 million, or 0.40% over September 30, 2005. The slowdown in asset growth in the 4th quarter of 2005 largely related to the maturity of lower-yielding investments in order to pay off higher cost reverse repurchase agreement funding. Total deposits grew 19.3%, or $96.6 million over December 31, 2004 to a total of $597.5 million, and loans receivable increased $136.4 million or 32.6% over December 31, 2004. Loans receivable totaled $555.0 million at the end of 2005. Strong organic growth in all of the bank’s existing markets accounted for the growth in both loans and deposits.
Total non-performing loans were $1.3 million or 0.23% of net loans as of December 31, 2005, compared to $1.5 million or 0.36% of net loans at December 31, 2004. The decrease is primarily due to a 32.6% increase in net loans receivable as well as a $263,000 decrease in non-performing loans at December 31, 2005 compared to December 31, 2004. Total non-performing assets were also reduced by $800,000 during 2005 from the sale of foreclosed real estate. Net charge-offs to average net loans decreased to 0.09% for the year ended December 31, 2005 compared to 0.14% for the prior year. Charge-offs remained relatively constant for both periods while loans receivable increased by 32.6% during 2005.
Total equity increased to $64.3 million, a 44.2% increase over December 31, 2004. The increase in equity resulted from the completion of a $12.0 million common stock offering in December 2005 and the retention of the bank’s net income. Book value per share at December 31, 2005 totaled $9.77 versus $7.85 at December 31, 2004.
“Our remarkable year is the direct result of our employees executing our strategic plan and the strength of the initiatives undertaken to efficiently and safely guide our growth. Infrastructure improvements in our employee development, technology and processes have been a strong focus because of their underlying importance. The associated results are reflected in both our operating and financial returns. The increases in the performance ratios demonstrates that we are able to perform strongly in a competitive interest rate and deposit gathering market” concluded Curt Hecker, President and CEO.
Company Activities:
IMCB successfully completed a $12.0 million stock offering in December 2005. The stock offering was offered to existing shareholders, customers and employees of Intermountain Community Bancorp. The success of the stock offering exemplifies the support that the company has from its shareholders, customers and the communities that it serves. Approximately 65% of the stock was purchased by local shareholders and customers in the communities where the bank operates, a very successful outcome given the bank’s desire to maintain it’s strong local ties to its customers and communities.
In June 2005, the company entered into the eastern Washington marketplace by opening a branch in Spokane Valley, Washington. The move into the Spokane market fits well into the company’s strategic plan and allows for the expansion of services to our existing customer base.
Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with fifteen banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls and Rathdrum in northern Idaho. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa and Caldwell as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, opened its first branch in Spokane, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.
All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB’s shares are listed on the OTC Bulletin Board ticker symbol IMCB.OB.
Additional information on Intermountain Community Bancorp, and its internet banking, can be found at www.intermountainbank.com.
This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward looking statement may include but are not limited to statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company’s loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.